Exhibit 99.b(c)

N-CSR Exhibit for Item 12(c): AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

PRE-APPROVAL POLICIES AND PROCEDURES

as adopted by the

AUDIT COMMITTEE

of

HARDING, LOEVNER FUNDS, INC. (the “Fund”)

The Sarbanes-Oxley Act of 2002 (“Act”)(2) and rules adopted by the Securities and Exchange Commission (“SEC”) (“Rules”)(3) require that the Fund’s Audit Committee (the “Committee”) pre-approve all audit services and non-audit services provided to the Fund by its independent accountant ( the “Auditor”), as well as all non-audit services provided by the Auditor to (1) the Fund’s investment adviser and (2) affiliates of the adviser that provide ongoing services to the Fund (collectively, the “Service Affiliates”) if the services directly impact the Fund’s operations and financial reporting.

The following policies and procedures govern the ways in which the Committee will pre-approve audit and various categories of non-audit services that the Auditor provides to the Fund and to Service Affiliates.  These policies and procedures do not apply in the case of audit services that the Auditor provides to Service Affiliates, nor do they apply to services that an audit firm other than the Auditor provides to such entities.

These policies and procedures comply with the requirements for pre-approval, but also provide a mechanism by which Fund Management may request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.  Pre-approval of non-audit services may be achieved through a combination of the procedures described in Sections C and D below.

A. General

1.               The Committee must pre-approve all audit services and non-audit services that the Auditor provides to the Fund.

2.               The Committee must pre-approve any engagement of the Auditor to provide non-audit services to any Service Affiliate during the period of the Auditor’s engagement to provide audit services to the Fund, if the non-audit services to the Service Affiliate directly impact the Fund’s operations and financial reporting.

B. Pre-Approval of Audit Services to the Fund

1.               The Committee shall approve the engagement of an auditor to certify the Fund’s financial statements for each fiscal year (the “Engagement”).  The approval of the Engagement shall not be delegated to a Designated Member. (See Section D below.)  In approving the Engagement, the Committee shall obtain, review and consider sufficient information concerning the proposed Auditor to enable the Committee to make a reasonable evaluation

(2)	Pub. L. 107-204, 116 Stat. 745 (2002).
(3)	Sec. Act Rel. No. 8183 (Mar. 20, 2003).

of the Auditor’s qualifications and independence.  The Committee also shall consider the Auditor’s proposed fees for the engagement, in light of the scope and nature of the audit services that the Fund will receive.

2.               The Committee shall report to the Board of Directors (the “Board”) regarding its approval of the Engagement and of the proposed fees for the Engagement, and the basis for such approval.

3.               Unless otherwise in accordance with applicable law, the Engagement, in any event, shall require that the Auditor be selected by the vote, cast in person, of a majority of the members of the Fund’s Board who are not interested persons of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) (“Independent Directors”).

C. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates — by Types of Services

1.               The Committee may pre-approve types of non-audit services to the Fund and its Service Affiliates pursuant to this Section C.

2.              Annually, at such time as the Committee considers the Engagement of the Auditor, Fund Management, in consultation with the Auditor, may provide to the Committee, for its consideration and action, the following: (a) a list of those types of non-audit services, if any, that the Fund may request from the Auditor during the fiscal year; and (b) a list of those types of non-audit services directly impacting the Fund’s operations and financial reporting that Service Affiliates may request from the Auditor during the fiscal year.

3.              The lists submitted to the Committee shall describe the types of non-audit services in reasonable detail and shall include an estimated budget (or budgeted range) of fees where possible and such other information as the Committee may request.

4.               The Committee’s pre-approval of the types of non-audit services submitted pursuant to this Section C shall constitute authorization for Fund Management to utilize the Auditor for the types of non-audit services so pre-approved, if needed or desired during the fiscal year.

5.              A list of the types of non-audit services pre-approved by the Committee pursuant to this Section C will be distributed to management of the Service Affiliates and the appropriate partners of the Auditor.  Periodically, the Auditor will discuss with the Committee those non-audit services that have been or are being provided pursuant to this Section C.

D. Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates — Project-by-Project Basis

1.               The Committee also may pre-approve non-audit services on a project-by-project basis pursuant to this Section D.

2.               Fund Management, in consultation with the Auditor, may submit either to the Committee or to the Designated Member, as provided in this Section D, for their consideration and action, a pre-approval request identifying one or more non-audit service projects.  The request so submitted shall describe the project or projects in reasonable detail and shall include an estimated budget (or budgeted range) of fees and such other information as the Committee or Designated Member shall request.

3.               The Committee, from time to time, may designate one or more of its members who are Independent Directors (each a “Designated Member”) to consider, on the Committee’s behalf, any non-audit services, whether to the Fund or to any Service Affiliate, that have not been pre-approved by the Committee.  The Designated Member also shall review, on the Committee’s behalf, any proposed material change in the nature or extent of any non-audit services previously approved.  Fund Management, in consultation with the Auditor, shall explain why such non-audit services or material change in non-audit services are necessary and appropriate and the anticipated costs thereof.

4.               The Designated Member will review the requested non-audit services or proposed material change in such services and will either:

a.               pre-approve, pre-approve subject to conditions, or disapprove any such requested services, or any proposed material change in services, whether to the Fund or to a Service Affiliate; or

b.              refer such matter to the full Committee for its consideration and action.

In considering any requested non-audit services or proposed material change in such services, the Designated Member shall take into account any restrictions placed by the Committee on his or her pre-approval authority.

5.               The Designated Member’s pre-approval (or pre-approval subject to conditions) of the requested non-audit service or proposed material change in service pursuant to this Section D shall constitute authorization for Fund Management or the Service Affiliate, as the case may be, to utilize the Auditor for the non-audit services so pre-approved.  Any action by the Designated Member in approving a requested non-audit service shall be presented for ratification by the Committee not later than at its next scheduled meeting.  If the Designated Member does not approve the Auditor providing the requested non-audit service, the matter may be presented to the full Committee for its consideration and action.

E. Amendment; Annual Review

1.     The Committee may amend these procedures from time to time.

2.     These procedures shall be reviewed annually by the Committee.

F. Recordkeeping

1.               The Fund shall maintain a written record of all decisions made by the Committee or by a Designated Member pursuant to these procedures, together with appropriate supporting material.

2.               In connection with the approval of any non-audit service pursuant to the de minimis exception(4) provided in the Rules, a record shall be made indicating that each of the conditions for this exception, as set forth in the Rule, have been satisfied.

(4)   This exception applies if: (1) the aggregate amount of the non-audit services is not more than five percent of the total amount of fees paid by the Fund to the Auditors during the fiscal year in which the non-audit services are provided; (2) at the time of the engagement, the Fund did not recognize the services to be non audit services; and (3) the services are approved by the Committee prior to the completion of the audit.

3.               A copy of these Procedures and of any amendments to these Procedures shall be maintained and preserved permanently in an easily accessible place.  The written records referred to in paragraph 1 and 2 of this Section F shall be maintained and preserved for six years from the end of the fiscal year in which the actions recorded were taken, for at least the first two years in an easily accessible location.

Adopted:  December 7, 2006